Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Digimarc Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-31114, 333-42042, 333-65256, 333-82660, 333-105097, 333-115074, 333-128096) on Form S-8 and Registration Statement No. 333-108670 on Form S-3 of Digimarc Corporation of our report dated May 27, 2005, with respect to the consolidated balance sheet of Digimarc Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2005 annual report on Form 10-K of Digimarc Corporation.

/s/ KPMG LLP

Portland, Oregon
March 13, 2006